As filed with the Securities and Exchange Commission on September
18, 1998


                                   Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                            FORM S-3

                    REGISTRATION STATEMENT
                            UNDER
                   THE SECURITIES ACT OF 1933


                     OPTEK TECHNOLOGY, INC.
          (Exact name of registrant as specified in its charter)


Delaware                                      75-1962405
(State or other jurisdiction of         (I.R.S. Employer
 incorporation or organization)           Identification No.)


                        1215 West Crosby Road
                       Carrollton, Texas 75006
                           (972) 323-2200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         THOMAS R. FILESI
                Chairman and Chief Executive Officer
                      1215 West Crosby Road
                     Carrollton, Texas 75006
                         (972) 323-2200
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              Copies to:

                        CHRISTOPHER M. HEWITT
                        Hewitt & Hewitt, P.C.
                         2612 Thomas Avenue
                         Dallas, Texas 75204
                           (214) 969-0250

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
PAGE

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,
check the following box.       X

                     CALCULATION OF REGISTRATION FEE
Title of   Amount to be   Proposed Maxi-   Proposed Maxi-  Amount
Each Class Registered     mum Offering     mum Aggregate   of
of Securi-                Price Per        Offering Price  Regis-
ties to be                Share(1)         (1)             tra-
Registered                                                 tion
                                                           Fee

Common       650,000      $18.6875      $12,146,875    $3,583.33
Stock
(par
value
$0.01)

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 as the average of the high and low sale prices of a share of the registrant's common stock reported by the Nasdaq Stock Market's National Market System on September 17, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                              650,000 Shares
                           Optek Technology, Inc.
                               Common Stock

All of the shares of common stock of Optek Technology, Inc. (the "Company"), par value $0.01 per share (the "Common Stock"), offered hereby are being sold by FS Warrant, L.P. ("FS" or the "Selling Stockholder"). See "Selling Stockholder." The Selling Stockholder intends to offer shares for sale in the over-the-counter market at prevailing prices on the date of sale.

The Selling Stockholder may also make private sales directly or through a broker or brokers. The Company will not receive any proceeds from the sale of shares by the Selling Stockholder. The Company has agreed to pay the expenses of the offering estimated to be $25,000.00.

The Common Stock is included for quotation in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "OPTT." On September 17, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $18.50 per share.

See "Risk Factors" on pages 5 to 12 for a discussion of certain material factors that should be considered in connection with an investment in the Common Stock offered hereby.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                          CRIMINAL OFFENSE.

The Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholder. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is September 18, 1998

                        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Unless the context indicates otherwise, references in this Prospectus to the "Company" refer to Optek Technology, Inc. and its wholly-owned subsidiaries.

                            The Company

The Company is a leading designer and manufacturer of electronic sensor components and assemblies that detect motion and position for a broad range of applications. The Company utilizes optoelectronic and magnetic field sensing technologies to target non-standard applications that require specialized engineering and manufacturing expertise. The Company sells its products for end use by original equipment manufacturers (OEMs) in the office equipment, automotive, industrial, aerospace/defense, medical and communications markets. The Company believes that in many cases it is the sole source supplier for specific components and assem-blies necessary for its customers' applications. In fiscal 1997 major customers included C.P. Clare Corporation, General Motors Corporation, Pitney Bowes, Inc., Strattec Security Corporation and Xerox Corporation.

The Company's primary business has been focused on the design and manufacture of optoelectronic semiconductor chips, discrete components and assemblies for commercial (i.e., office equipment, industrial, medical and communications) OEMs. The Company's commercial products include a wide array of custom electronic components and assemblies which are each designed to address specific applications required by its diverse customer base. Demand by commercial customers for the Company's sensors is driven by sales of OEM products that incorporate the Company's sensors and frequently have life cycles ranging from three to 15 years. Often, the Company is able to leverage its specialized engineering expertise and close customer relationships to assist in the design of its customers' next generation of products, which significantly increases the Company's ability to secure continuing sales from these customers as their product lines
evolve.   As a result, commercial OEMs have represented a stable
and predictable sales base for the Company.

The Company has leveraged its expertise in commercial markets to develop customized electronic sensors to address the growing application requirements of the automotive market. The Company believes that the automotive sector represents its primary opportunity for growth as an increasing number of sensors are being incorporated into automobiles to improve fuel efficiency and emissions, increase passenger safety and provide additional consumer options. The Company believes this trend will continue as governmental regulation mandates improved passenger safety and reduced emissions and consumers demand better safety and perfor-mance and increased functionality. As a result of its strategic pursuit of the automotive market, the Company's sales to the automotive market have grown from 2% to 25% of net sales from fiscal 1992 to fiscal 1997, respectively. Currently, a substantial portion of the Company's automotive assemblies are sold for use in a relatively small number of applications. The Company presently sells electronic sensors for use in General Motors' automobile ignition and theft deterrent systems. In addition, the Company's engineering and manufacturing exper-tise and customer relationships have resulted in the Company being awarded other automotive programs.

The Company's business objective is to maintain and enhance its position as a leading designer and manufacturer of custom electronic sensors. To achieve its objective, the Company has implemented a strategy to: (i) leverage its existing expertise in application specific products; (ii) pursue additional opportunities in the growing automotive sensor market; (iii) leverage its vertically integrated manufacturing capabilities; and (iv) utilize multiple sales channels for effective market coverage.

PAGE

The Company's manufacturing operations are vertically integrated, with facilities located in Carrollton, Texas and Juarez, Mexico. Over 80% of the Company's products are assembled in facilities operated by the Company in Juarez, Mexico. The Company markets its products worldwide through its own technical sales staff, independent sales representatives and independent stocking distributors.

The Company was founded and incorporated in the State of Texas in 1979 and reincorporated in the State of Delaware in 1984. The Company's principal executive offices are located at 1215 West Crosby Road, Carrollton, Texas 75006, and its phone number at that location is (972) 323-2200

                         Selling Stockholder

All of the shares of common stock offered hereby will be sold by FS, which intends to offer shares for sale in the over-the-counter market at prevailing prices on the date of sale. The Selling Stockholder may also make private sales directly or through a broker or brokers. The Company will not receive any proceeds from the sale of shares by FS, but has agreed to pay the expenses of the offering, estimated to be $25,000.00.


                           The Offering

Common Stock Offered by the
Selling Stockholder(1) ...                 650,000 shares

Common Stock to be Outstanding
after the Offering(1)(2)...........       7,712,607 shares

Use of Proceeds....................      The Company will not
                                         receive any proceeds
                                         from the sale of the
                                         Common Stock offered
                                         hereby.

Nasdaq National Market Symbol ......     OPTT


(1) Does not include, as of August 25, 1998 (i) 710,081 shares issuable upon exercise of outstanding director and employee stock options, of which options for 321,312 shares are exercisable immediately or within 60 days of August 25, 1998.

                         RISK FACTORS

An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. Prospective investors should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus or incorporated herein by reference, prior to making any investment in the Common Stock offered hereby.

This Prospectus, including the information incorporated by reference herein, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in this Prospectus, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning the Company's strategies, objectives and plans for expansion of its opera-tions, products and services and growth in demand for sensor products. There can be no assurances that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus, included, without limitation, under "Risk Factors." All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such Cautionary Statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Fluctuations in Operating Results. The Company's net sales and operating results have varied on a quarterly and an annual basis in the past and may vary significantly in the future. The Company's first fiscal quarter, which ends in January, includes the holiday season, which impacts customer order entry and also includes an annual facilities shutdown, and has therefore traditionally been the Company's lowest in terms of net sales and operating income. Historically, the Company's net sales have been lower in such quarter than in the immediately preceding quarters. The Company's third fiscal quarter has in the past been affected by the extended vacation season in Europe, which reduces international sales during that period. The Company's net sales and operating results could be materially and adversely affected by many factors, some of which are partially or wholly outside the control of the Company, including, among others, failure to be selected to supply sensors for new products and programs, quality control of products sold, the relatively long sales and development cycle for the Company's products, the Company's ability to introduce new products and technologies on a timely basis, market acceptance of the Company's and its customers' products, the timing, deferral or cancellation of cus-tomer orders and related shipments, competitive pressures on selling prices, availability of raw materials, fluctuations in yields, changes in product mix, changes in the lead time required to ship products after receipt of an order, introduction of products and technologies by the Company's competitors and customers, personnel changes and difficulties in attracting and retaining qualified technical personnel and economic conditions generally and in the automotive and commercial markets.

A significant portion of the Company's product sales are made pursuant to standard purchase orders that, in some cases, are cancelable without significant penalties. In addition, purchase orders are subject to changes in quantities of products and delivery schedules to reflect changes in customers' requirements and manufacturing availability. The Company's actual shipments depend in part on the Company's manufacturing capacity and the availability of raw materials from the Company's suppliers. The Company's expense levels are based, in part, on its expectations as to future net sales and to some extent are fixed in the short term. Accordingly, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues, and any significant shortfall of demand in relation to the Company's expectations or any material delay or deferral of customer orders would have a material adverse effect on the Company's business, operating results and financial condition.

The Company has commenced expenditures to increase manufacturing capacity and engineering resources in anticipation of additional potential net sales. In the event that such additional net sales do not materialize when and as anticipated, such expenditures could adversely affect the Company's gross margins and operating margins.

As a result of the foregoing and other factors, it is likely that in some future periods the Company's operating results will fail to meet the expectations of public market analysts or investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the trading price of the Company's Common Stock could drop significantly.

Dependence on Automotive Industry. The automotive industry, which accounted for approximately 25% of the Company's net sales during fiscal 1997, has in recent years represented the fastest area of growth for the Company. Thus, the maintenance of or improvement in the Company's operating results for future peri-ods will depend in part on its success in the automotive sensor market and on the increasing of use of sensors in automobiles to improve fuel efficiency, safety and consumer options. Currently, a substantial portion of the Company's automotive assemblies are sold for use in a relatively small number of applications. The Company's growth rate has been more significantly impacted by the additional of new programs than growth in existing programs. Therefore, the Company's year-to-year growth rate depends largely upon the number, size and timing of new programs added, if any. No assurance can be given that additional applications will be developed or that the Company will be successful in participating in them. In addition, the selection of the Company as a supplier for a program does not necessarily entail any contractual commitment on the part of the customer to purchase products from the Company.

The automotive industry is cyclical due to general economic conditions, the level of interest rates, consumer confidence, patterns of consumer spending and the automobile replacement cycle, all of which are beyond the control of the Company. In addition, the Company's customers in the automotive industry are highly unionized and have in the past experienced labor disruptions. Accordingly, automotive production may not increase or may decline in the future. A significant reduction or prolonged interruption in automotive production could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence on Customer Specific Products; Lengthy Sales and Development Cycle. A substantial portion of the Company's products are designed to address the specific needs of individual customers. As a result, the sales and development cycle for these products can be lengthy, with the development cycle alone ranging from four to 36 months or longer for new products in new applications, and are particularly long for products targeted to the automotive industry. Because customer specific products are developed for particular customers' applications, some of the Company's current and future customer specific products may never be produced in high volume, or at all, due to the Company's inability to introduce custom products in a timely manner, delays in the introduction of the Company's customers' products, the failure of the Company's customers' products to achieve and sustain commercial success or the discontinuation of a customer's product line. Any of these occurrences could have a material adverse effect on the Company's business, operating re-sults and financial condition.

Product Life Cycles; Dependence on Selection as Provider for
New Products. The Company's ability to generate net sales in the future is primarily dependent on its being selected by OEMs as a provider of sensor components and/or assemblies for their new products. OEMs typically select and qualify sensor provid-ers for new product models during the initial design and testing phases of their product development cycles, which typically range from four to over 36 months in length. Once a new product model is implemented, its life cycle typically ranges from three to 15 years. The Company believes that it would be difficult for it to begin providing components and assemblies for use in a particular end product if the Company had not been selected and qualified as a provider during the development of such product. Therefore, a failure to be selected as a provider during the early stages of a product's life cycle could preclude the Company from ever providing assemblies and components for such product model throughout its life cycle. In addition, such failure to be selected could reduce the Company's ability to be selected as a provider for future product models if, for example, such failure adversely affects the working relationship between the Company and the manufacturer of such product model. There can be no assurance that the Company will be selected as a provider of sensor assemblies and components for new product models introduced by current customers or other OEMs. Unless the Company is selected as a supplier of sensor components and assemblies for new models as existing models are phased out, the Company's business, operating results and financial condition could materially and adversely affected.

Customer Concentration.  Historically, a relatively small
number of customers has accounted for a significant percentage of the Company's total net sales, and the Company expects that this trend will continue. During fiscal 1997, the Company's ten largest customers accounted for approximately 63% of net sales. Three customers, Strattec Security Corporation, General Motors Corporation and Pitney Bowes, Inc., made purchases which accounted for 13%, 13% and 10%, respectively, of the Company's net sales for fiscal 1997. In each of fiscal 1994, 1995 and 1996, the Company has had two customers that each accounted for
at least 10% of total net sales.   The Company's ability to
achieve sales in the future will depend upon its ability to obtain orders from, maintain relationships with and provide support to a relatively small number of existing and new key cus-tomers. As a result, any cancellation, reduction, rescheduling or delay in orders by or shipments to any significant customer or the discontinuation or redesign by any such customer of its products which currently incorporate one or more of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition.

Pricing Pressure. There is continuing pressure from OEMs to reduce costs associated with outside suppliers such as the Company. In some cases, the Company sells products under agreements which contain provisions that require the Company to reduce its per unit price over time. The Company's other products, subject to periodic re-quotation, may also experience declining average selling prices over their life cycles with a similar potential impact on gross margins if the Company is unable to reduce corresponding costs or introduce new products with higher gross margins. If the Company is unable to make corresponding product cost reductions, the resulting decline in the average selling prices of the products sold could reduce the Company's product gross margin.

Foreign Manufacturing Operations. Over 80% of the Company's components and assemblies are produced in facilities operated by the Company in Juarez, Mexico. Mexico has enacted legislation to promote the use of such manufacturing operations by foreign companies and continuation of these operations depends upon: compliance with applicable laws and regulations of the United States and Mexico; the availability of less expensive labor; and the continuation of favorable exchange rates. These operations are authorized to operate as Maquiladoras by the Ministry of Commerce and Industrial Development of Mexico. Maquiladora status allows the Company to wholly own its Mexican subsidiaries and to import items into Mexico duty free, provided that such items, after processing, are re-exported from Mexico within six months. Maquiladora status, which must be renewed every two years, is subject to various restrictions and requirements, including: compliance with the terms of the Maquiladora program; proper utilization of imported materials; hiring and training of Mexican personnel; compliance with tax, labor, exchange control and notice provisions and regulations; and compliance with locational constraints. Although assembly operations in Mexico continue to be less expensive than comparable operations in the United States, in recent years many companies have established Maquiladora operations in the Juarez area to take advantage of lower labor costs. Increasing demand for labor, particularly skilled labor and professionals, from new and existing Maquiladora operations has in the past and could in the future result in increased labor costs. The Company may be required to make additional investments in automating equipment to partially offset increased labor costs. The loss of Maquiladora status, the inability to recruit, hire and retain qualified employees, a significant increase in labor costs, unfavorable exchange rates or interruptions in the trade relations between the United States and Mexico could have a material adverse effect on the Company's business, operating results and financial condition. The Company anticipates that additional manufacturing capacity, primarily in Mexico, will be required to support growth over the next several years. Therefore, capital expenditures are planned to increase to a total of approximately $10 to $15 million to be expended over the next two to three fiscal years (including fiscal year 1998) to support anticipated future growth in demand for the Company's products. The timing and amount of such expenditures is subject to adjustment based upon continued evaluation by management.

International Sales. In fiscal 1996 and 1997, international sales constituted approximately 28% and 23%, respectively, of the Company's net sales. The Company expects that revenues derived from international sales will continue to represent a significant portion of its net sales in the future. Because all of the Company's revenues from international sales have to date been denominated in United States dollars, the Company does not currently face significant currency exchange rate risks.
However, international operations and demand for the Company's and its customers' products are subject to a variety of risks, including tariffs, import restrictions and other trade barriers, changes in regulatory requirements, longer accounts receivable payment cycles, adverse tax consequences, export license requirements, foreign government regulation, political and economic instability and changes in diplomatic and trade relationships. In addition, currency fluctuations could reduce demand for the Company's products or demand for its customers' products by making them more expensive than competitors' products. There can be no assurance that one or more of the foregoing risks will not have a direct or indirect material adverse effect on the Company's business, operating results and financial condition. Moreover, the laws of certain foreign countries in which the Company's products are or may in the future be sold may not protect the Company's intellectual property rights to the same extent as the laws of the United States, thus increasing the possibility of infringement or misappropriation of the Company's intellectual property.

Competition. The Company believes that competition in the market for custom optoelectronic and magnetic sensors is intense and is likely to increase. Competition in the sensor markets served by the Company is primarily based upon custom design capabilities, quality, technology, responsiveness, timely delivery and price. The Company competes with numerous companies for the custom optoelectronic and magnetic sensor requirements of OEMs producing office equipment, automotive products, industrial products, specialized aerospace/defense and medical applications and communications equipment. The Company believes that its principal competitor for sales of custom sensor components and assemblies is Honeywell, Inc. In addition, because certain OEMs, either directly or through affiliated entities, have internal capabilities to design and manufacture custom sensor components and assemblies, the Company must also compete with the in-house capabilities of such OEMs. In some cases, the Company's prospective customers may elect to purchase low-cost standardized sensor components from commodity suppliers and utilize their in-house design and manufacturing capabilities to adapt such standard components to fulfill their sensor requirements. Certain of the Company's current and potential competitors may have substantially greater financial resources, name recognition and/or more extensive engineering, manufacturing, marketing and customer service and support capabilities than the Company. Furthermore, the Company expects its competitors to continually improve their design and manufacturing capabilities and to introduce new products and processes with enhanced performance characteristics and/or lower prices. While the Company believes that its custom design capabilities, quality, responsiveness, engineering and operating efficiencies are competitive advantages, no assurance can be given that the Company will be able to compete successfully in the future. This competitive environment could result in significant price reductions or the loss of orders from current and/or potential customers which, in each case, could materially adversely affect the Company's business, operating results and financial condition.

Sole or Limited Sources of Supply. The Company relies on outside vendors to supply raw materials used in the manufacture of its sensor components and assemblies. From time to time, certain of these materials, including lead frames used in the manufacture of discrete sensor components, are only attainable from a sole or limited group of qualified suppliers. The Company's reliance on outside vendors generally, and on a sole or limited group of suppliers in particular, involves several risks, including a potential inability to obtain an adequate supply of required materials, reduced control over pricing and timely delivery of materials, and limited ability to pass on price increases to its customers. Because the procurement of certain of these components may require long lead times, there can be no assurance that delays or shortages caused by suppliers will not occur.

The Company's ability to fill customer orders may depend on the availability of numerous different components from its suppliers and, particularly in periods of high demand, the Company has experienced difficulties in obtaining certain materials when needed which, in some cases, has delayed deliveries to the Company's customers. Furthermore, the Company's customers, in particular in the automotive industry, may require the Com-pany to secure certain materials from qualified manufacturers and the process of qualifying an alternate supplier can take several months. If the Company is unable to secure materials due to supplier shortages or for any other reason, it could adversely affect the Company's ability to retain customer orders or to deliver products on a timely basis, which in turn could adversely affect its relationships with customers. If significant customer relationships were adversely affected in this manner or if significant orders were cancelled or delayed, it could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Intellectual Property Protection. The Company relies on its technical engineering expertise as protected by trade secret laws and nondisclosure agreements and, to a lesser extent, on a combination of patent, maskwork rights, copyright, trademark and other intellectual property protection methods to protect its proprietary technology. Although the Company currently holds four patents and has one pending patent application in the United States, the Company believes that patents are of less significance in its industry than such factors as customer service, innovation, technical expertise and know-how of its personnel. There can be no assurance that the Company's competitors will not be able to legally ascertain the nonpatented proprietary information embedded in the Company's sensor components or other products, in which case the Company may be unable to prevent use of such information. To the extent the Company elects to assert its patent rights, there can be no assurance that any claims of the Company's patents will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, that any rights granted thereunder will provide adequate protection to the Company, or that the Company will have sufficient resources to prosecute its rights. The Company has received notification of patent issues concerning a process used to manufacture a small portion of its products, but believes the issues asserted are without merit. There can be no assurance that infringement claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future, or that such assertions, if proven to be true, will not materially adversely affect the Company's business, operating results and financial condition. If any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance that a license will be available on reasonable terms or at all. Alternatively, the Company could resort to litigation to challenge such claims.
Such challenges could be extremely expensive and time consuming. Adverse determinations in any litigation could subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these developments could have a material adverse effect on the Company's business, operating results and financial condition.

Limited Insurance Coverage; Environmental Regulation. The operations of the Company in the United Stated and in Mexico involve the use of industrial machine tools and exposure to hazardous chemicals, with attendant risks of liability for personal injury and property damage. There can be no assurance that accidents will not occur or that the Company will not incur substantial liability in connection with the operation of its business. The Company maintains workers' compensation insurance and general liability insurance, with policy limits of $1 million and $2 million, respectively, per accident or occurrence. The Company also maintains an umbrella policy with limits of $15 million in the aggregate. Such insurance excludes coverage for losses or liabilities relating to environmental damage or pollution. The Company's business, operating results and financial condition could be materially adversely affected by a claim that was not covered or only partially covered by its insurance. In addition, the Company is subject to a variety of domestic and Mexican governmental regulations relating to the use, storage, handling and disposal of toxic or other hazardous substances used in connection with its manufacturing activities. Any failure by the Company to control the use, storage, han-dling or disposal or adequately restrict the discharge of hazardous or toxic substances could subject the Company to significant liabilities or could cause the Company's manufacturing operations to be curtailed or suspended.

Technological Change. While the Company is unaware of any emerging technology that would have an adverse effect on its business, there can be no assurance that products or technologies developed by others will not render the Company's products obsolete or non-competitive. There can be no assurance that the Company will be able to define new products successfully and develop and bring to market new and enhanced products on a timely and cost effective basis, develop or access new processes or technologies or respond effectively to new technological changes or new product announcements by others. A failure in any of these areas could have a material adverse effect on the Company's business, operating results and financial condition.

Reliance on Key Personnel; Need for Additional Technical Personnel. The Company's future financial performance will depend in significant part upon the continued contributions of its executive officers and other key personnel, many of whom would be difficult to replace. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. To better retain them, the Company has entered into employment agreements with its senior management. The failure to retain such persons, or to attract and retain replacements, could materially adversely affect the Company's business, operating results and financial condition.

The Company believes that a key requirement for competing successfully in the optoelectronic and magnetic sensor business is the ability to attract and retain creative and knowledgeable design engineers and other technical personnel who are qualified in these fields. The number of design engineers who have the education, training, creativity and experience to design complex sensor solutions is very limited, and the competition for such personnel can be intense. Because of the active involvement of the Company's design engineers in the sales process, the Company's ability to pursue new customers and new projects from existing customers is affected by its available engineering resources. The Company's future success will be heavily dependent upon its ability to attract and retain qualified design, technical and management personnel. There can be no assurance that the Company will be able to continue to attract and retain these personnel, and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition.

Risks of Product Liability. The use of the Company's products in various industrial, commercial or consumer applications may subject the Company to product liability claims. The automotive industry, in particular, has historically faced frequent product liability and similar claims. Although the Company has not experienced any product liability claims to date, the sale of products by the Company may entail the risk of such claims. Further, notwithstanding the possible existence of legal defenses or contractual limitations of liability, industry practices or the need to maintain good customer relationships may lead the Company to make payments related to such product liability claims. The Company does not currently maintain significant levels of product liability insurance. Notwithstanding the provisions in the agreements with its customers, any product liability claim, which often involve claims for substantial damages, brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

  Risks of Product Recalls. The automotive industry is heavily regulated by government agencies which establish various vehicle safety standards that are often indirectly related to the components and subcomponents in their vehicles. To the extent that any vehicles or any parts therein are required to be or are voluntarily recalled and the recall involves vehicles or parts that are directly or indirectly related to any of the Company's products, the Company may be required to repair or replace its products, redesign or reproduce its products or halt production or shipment of its products. Further, any recall of vehicles or parts directly or indirectly related to any of the Company's products may have the effect of damaging the Company's reputation. Although no such recall has involved the Company or its products in the past, there can be no assurance that such a recall will not occur in the future or that if such a recall does occur that the Company's business, operating results and finan-cial condition will not be materially adversely affected.

  Year 2000 Compliance. The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using 00 as the year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. To become Year 2000 compliant, the Company anticipates maintaining its hardware platform, but replacing or upgrading most of the software. In addition, all PCs, HVAC, test equipment and external providers will be reviewed and acted on accordingly. It is anticipated that the Company will be fully Year 2000 compliant by April
30, 1999. Although the Company is committed to a successful and timely Year 2000 conversion and funds are dedicated and available for this project, no assurance can be given that it will be fully and timely implemented. Failure of the Company's equipment or software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a materi-al adverse effect on the Company's business, operating results and financial condition. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These expenditures may result in reduced funds to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition.

  Uncertain Need and Availability of Additional Funding.
Although the Company believes that its existing cash reserves, credit facility and cash flows from operations will be adequate to fund the Company's operations for at least the next 12 months, there can be no assurance that such sources will be adequate or that additional funds will not be required either during or after such period. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Common Stock. If adequate funds are not available to satisfy either short or long-term capital requirements, the Company may be required to limit its operations significantly. The Company's capital requirements will depend on many factors, including, but not limited to, the rate at which the Company develops and introduces its products, the market acceptance and competitive position of such products, the levels of promotion and advertising required to market such products and attain a competitive position in the marketplace, and the response of competitors to the Company's products.

  Possible Volatility in Price of Common Stock. The market price of the Common Stock is likely to be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, the introduction of new products, new contracts or changes in pricing policies by the Company or its competitors, developments with respect to proprietary rights, changes in earnings estimates by ana-lysts, conditions and trends in the industries to which it markets its sensors as well as general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. These broad market fluctuations, as well as general economic, market and political conditions, may adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's common stock, securities class action litigation has often occurred against such companies. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. There can be no assurance that the trading price of the Common Stock will not decline substantially below the public offering price.

  Potential Future Acquisitions. In the future, the Company may pursue acquisitions of product lines, technologies or businesses. Future acquisitions by the Company may result in the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt and amortization expenses related to goodwill and other intangible assets, each of which could materially adversely affect the Company's business, operating results and financial condition. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and the potential loss of key employees of the acquired company. There are currently no negotiations, commitments or agreements with respect to any acquisition. In the event that such an acquisition does occur, however, there can be no assurance as to the effect thereof on the Company's business, operating results and financial condition.

  Potential Issuance of Preferred Stock. The Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely and materially affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while potentially providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock.

  Anti-Takeover Provisions of Delaware Law. The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a business combination (which includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder) with an "interested stockholder" (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of the Company or any person affiliated with such person) for a period of three years following the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockhold-er, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
PAGE

                           SELLING STOCKHOLDER

  The following table sets forth information regarding the Common Stock owned at August 25, 1998 and as adjusted to reflect the sale of the shares to be sold in this Offering by this Prospectus by the Selling Stockholder. To the Company's knowledge, Selling Stockholder has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it, subject to the information contained in the footnotes to the table.


Name and    Shares Beneficially    Shares to Shares Beneficially
Address     Owned Before Offering   be         Owned After Offer-
            (1)                     Offered   ing (1)
            Number     Percent                Number    Percent

FS Warrant,
L.P.(2)       650,000     8.4%        650,000     0         0.0%
c/o Dominion
Capital, Inc.
901 East Byrd
Street - 10th Floor
Richmond, Virginia
23219

(1) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 7,712,607 shares outstanding as of August 25, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares over which the listed beneficial owner holds sole or shared voting or dispositive power.

(2) The indicated shares may also be deemed to be beneficially owned by Dominion Resources, Inc., the indirect parent company of the Selling Stockholder, and by other affiliated entities.

                     PLAN OF DISTRIBUTION

The Company has been advised by the Selling Stockholder that it intends to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Stockholder may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Stockholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

  The Company has informed the Selling Stockholder that the anti-manipulative rules contained in Regulation M promulgated under the Securities Exchange Act of 1934 may apply to its sales in the market and has furnished the Selling Stockholder with a copy of these Rules and has informed it of the possible need for delivery of copies of this Prospectus.

  There can be no assurance that the Selling Stockholder will sell any or all of the shares of Common Stock offered by it hereunder.

                         LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Hewitt & Hewitt, P.C., Dallas, Texas.

                            EXPERTS

  The consolidated financial statements and schedule of Optek Technology, Inc. as of October 31, 1997 and October 25, 1996, and for each of the years in the three-year period ended October 31, 1997, have been incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


               INFORMATION INCORPORATED BY REFERENCE

  The following documents have been filed with the Commission
(File No. 0-16304) pursuant to the Securities Exchange Act of
1934, as amended (the "Exchange Act") and are incorporated herein by reference and made a part of this Prospectus:

  1. The Company's Annual Report on Form 10-K for the year ended October 31, 1997;

  2.    The Company's Forms 10-K/A filed on January 30, 1998;
January 30, 1998; March 25, 1998 and April 29, 1998,
respectively;

  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended January 30, 1998; May 1, 1998; and July 31, 1998;
and

  4. Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Company's Common Stock shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective filing dates of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                    AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus, omits certain of the information set forth in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in each such instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Reports and other information filed by the Company with the Commission and copies of the Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the
Commission:  7 World Trade Center, Suite 1300, New York,
New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the Commission's
Internet address at "http://www.sec.gov".

No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Pro-spectus in connection with this offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling
Stockholder. This Prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the shares of Common
Stock offered by this Prospectus, nor does it consti-tute an offer to sell or a solicitation of any offer to buy the Common Stock by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent the date hereof.

TABLE OF CONTENTS
Page

Prospectus Summary ..........     2
Risk Factors .....................4
Selling Stockholder ............  12
Plan of Distribution ...........  12
Legal Matters ..................  12
Experts ......................... 12
Information Incorporated by
 Reference......................  13
Available Information ........    14







                           650,000 Shares


                         Optek Technology, Inc.

                              Common Stock


                               PROSPECTUS



                           September 18, 1998

                                    PART II


               INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

  The following are estimated expenses (other than the SEC registration fee and the NASD filing fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

  Securities and Exchange
  Commission Registration Fee.......    $ 3,583

  NASD Filing Fee......................        0

  Accounting Fees and Expenses....         5,000

  Legal Fees and Expenses...........      10,000

  Transfer Agent and Registrar Fees
  and Expenses.........................        0

  Printing and Engraving Expenses          1,000

  Miscellaneous........................    5,417
                                           -----
  TOTAL..........................        $25,000
                                          ======

  The Company intends to pay all expenses of registration, issuance and distribution, excluding underwriting discounts and commissions, with respect to the shares being sold by the Selling
Stockholder.

Item 15.  Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law empowers the Registrant to indemnify its current and former directors, officers, and certain other persons against certain expenses incurred by them in connection with any suit to which they were or are a party or are threatened to be made a party by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Registrant. The Delaware General Corporation Law also provides for mandatory indemnification of any director, officer, employee or agent against expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the Delaware General Corporation Law provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases. The statute also empowers the Registrant to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Registrant.
The Registrant maintains liability insurance for the benefit of its officers and directors.

  The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors or otherwise. Article VI of the Registrant's Bylaws provides for the indemnification of directors, officers, and certain other persons within the limitations of Section 145.


Item 16.  Exhibits and Financial Statement Schedules.

  (a) Exhibits
   5.1  Opinion and Consent of Hewitt & Hewitt, P.C.
  23.1  Consent of KPMG Peat Marwick LLP
  23.2  Consent of Hewitt & Hewitt, P.C. Reference is made to
        Item 5.1.
  24.1  Power of Attorney.  Reference is made to the Signature
        Page.

Item 17.  Undertakings

  The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Reg-istration Statement; provided, however, that paragraphs (i) and
(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                         SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carrollton, State of Texas, on the 18th day of August, 1998.

                                   OPTEK TECHNOLOGY, INC.

                                 By: /s/ Jerry L. Curtis

                                 Jerry L. Curtis, President


                  POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Filesi, William J. Collinsworth, and Christopher M. Hewitt, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Optek Technology, Inc.) to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                         Title                    Date

/s/  Thomas Filesi   Chairman, Chief Executive Officer,
Thomas R. Filesi     and Director (Principal Executiv Officer)

/s/ William J.
Collinsworth         Vice President - Finance (Principal   August
William J.                                                   18,
Collinsworth         Financial and Accounting Officer)       1998

 /s/ Jerry L.
Curtis              Director, President and Chief
                    Operating Officer
Jerry L. Curtis

/s/ Rodes Ennis     Director
Rodes Ennis

/s/ Grant Dove      Director
Grant Dove

 /s/ William
Daughtrey           Director
William Daughtrey

/s/  Michael Cahr   Director
Michael Cahr

/s/ Wayne Stevenson Director
Wayne Stevenson